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Exhibit 10.3

        CONFIDENTIAL TREATMENT REQUESTED
UNDER 17 C.R.F §§ 200.80(B)4 AND 240.24B-2

JDOA
Execution Copy (V8)
24 October 2002

AMENDED AND RESTATED

SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT

ELAN CORPORATION, PLC

ELAN INTERNATIONAL SERVICES, LTD.

ISIS PHARMACEUTICALS, INC.

AND

ORASENSE LTD.

October 24, 2002

        THIS AMENDED AND RESTATED SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT is made this 24th day of October 2002,

among:

        (1)  ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("Elan");

        (2)  ELAN INTERNATIONAL SERVICES, LTD., a private limited company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

        (3)  ISIS PHARMACEUTICALS, INC., a corporation incorporated under the laws of Delaware and having its principal place of business at 2292 Faraday Avenue, Carlsbad, CA 92008, United States of America ("Isis"); and

        (4)  ORASENSE LTD., a private limited company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Orasense").

RECITALS:

        Capitalized terms shall have the meanings set forth below unless otherwise defined.

        D.    As of the date hereof, Elan (as defined below) has entered into the Elan License Agreement with Orasense and Isis, and Isis has entered into the Isis License Agreement with Orasense and Elan, in connection with the license to Orasense of the Elan Intellectual Property and the Isis Intellectual Property, respectively.

        E.    Elan and Isis have agreed to co-operate in the management of Orasense for the research, development and Commercialization of the Product based on their respective technologies.

        F.    Elan, EIS, Isis and Orasense are parties to that certain Subscription, Joint Development and Operating Agreement (the "Original Agreement") dated April 20, 1999 (the "Original Effective Date"). The parties have agreed to enter into this Agreement for the purpose of amending and restating the Original Agreement and recording the terms and conditions of the joint venture and of regulating their relationship with each other and certain aspects of the affairs of and their dealings with Orasense.

NOW IT IS HEREBY AGREED AS FOLLOWS:

CLAUSE 1

DEFINITIONS

        1.1  In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively.

        "Affiliate" shall mean, with respect to Isis or Elan, any corporation or entity other than Orasense (and entities controlled by it) controlling, controlled or under the common control of Isis or Elan, as the case may be, and, with respect to Orasense, any corporation or entity under control of Orasense, but excluding, in the case of Elan, an Elan JV. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

        "Agreement" shall mean this amended and restated agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

        "Business" shall mean the business of Orasense as described in Clause 2 and as more particularly specified in the Research Plan and such other business as the Directors may agree from time to time in writing should be carried on by Orasense.

        "Commercialization" shall mean the manufacture, promotion, distribution, marketing and sale of the Products.

        "Common Stock" shall mean the common stock, par value $1.00 per share of Orasense.

        "Common Stock Equivalents" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Stock.

        "Control" shall mean the ability of Elan, Isis or Orasense, as the case may be, to grant a license or sublicense as contemplated herein without having to obtain the prior consent of any third party or having to amend any agreement between Elan, Isis or Orasense, as the case may be, and a third party.

        "Development Candidate" shall mean, ISIS 104838, [***] TNF-a, as more specifically detailed in the License Agreements.

        "Development Product" shall mean any product containing as an active ingredient the Development Candidate formulated using the Oral Platform for humans.

        "Directors" shall mean, at any time, the directors of Orasense.

        "EIS Director" shall have the meaning set forth in Clause 7.

        "Elan Intellectual Property" shall have the meaning set forth in the Elan License Agreement.

        "Elan License" shall have the meaning set forth in the Elan License Agreement.

        "Elan License Agreement" shall mean the amended and restated license agreement between Elan, Orasense and Isis, of even date herewith.

        "Elan Minority Interest" will be deemed to have occurred if at any time after [***], Elan's ownership interest in Orasense falls below [***]

        "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Failure to Fund" shall have the meaning set forth in Section 9.5.

        "Field" shall mean the research, development and Commercialization of the Oral Platform for use with Oligonucleotide Drugs.

        "Financial Year" means each year commencing on January 1 (or in the case of the first Financial Year, the date hereof) and expiring on December 31 of each year.

        "Fully Diluted Common Stock" shall mean all of the issued and outstanding Common Stock, assuming the conversion, exercise or exchange of all outstanding Common Stock Equivalents.

        "Independent Third Party" shall mean any person other than Orasense, Isis, Elan or any of their respective Affiliates.

        "Isis Blocking Invention" shall mean [***]

        "Isis Delivery Technology" shall have the meaning given to such term in the Isis License Agreement.

        "Isis Directors" has the meaning set forth in Clause 7.

        "Isis Intellectual Property" shall have the meaning set forth in the Isis License Agreement.

        "Isis License" shall have the meaning set forth in the Isis License Agreement.

        "Isis License Agreement" shall mean the amended and restated license agreement between Isis, Orasense and Elan, of even date herewith.

        "Isis Oligonucleotide Drug" shall mean any Oligonucleotide Drug Controlled by Isis other than the Development Candidate.

        "Know-How" shall mean any and all rights to any discovery, invention (whether or not patentable), know-how, substances, data, techniques, processes, systems, formulations and designs which is not generally known to the public.

        "License Agreements" shall mean the Elan License Agreement and the Isis License Agreement.

        "Licensed Technologies" shall mean together, the Elan Intellectual Property and the Isis Intellectual Property.

        "Oligonucleotide Drug" shall mean any single stranded [***] at physiological pH oligonucleotide including those with [***] used as a human therapeutic and/or prophylactic compound containing between [***] nucleotides and/or nucleosides including oligonucleotide analogs which may include [***]. For purposes of this agreement, Oligonucleotide Drug shall specifically exclude oligonucleotides used in [***], oligonucleotides used [***] an oligonucleotide, oligonucleotides used as [***] or oligonucleotides used as [***].

        "Oral" shall mean administration by way of the mouth for the purpose of topical or systemic delivery by way of the alimentary canal.

        "Oral Platform" shall mean formulation and excipient systems and technologies [***] which use [***] to develop dosage forms of drugs and deliver said dosage forms to the [***] to achieve a local or systemic therapeutic effect.

        "Orasense Memorandum of Association and Bye-Laws" shall mean the Memorandum of Association and Bye-Laws of Orasense.

        "Orasense Blocking Invention" shall mean [***]

        "Orasense Collaboration Intellectual Property" shall mean (a) Know-How Controlled by Orasense through the end of the Research Term, (b) Patents Controlled by Orasense claiming inventions made on or before the end of the Research Term, and/or (c) inventions and Patents issued thereon developed by Orasense, Isis and/or Elan on behalf of Orasense (or any third party under contract with Orasense, Isis and/or Elan) or otherwise under the Original Research Plan or the Research Plan. Schedule 1 to this Agreement shall contain, by way of illustration but not limitation, examples of Orasense Collaboration Intellectual Property. At the end of the Research Term, the Parties shall amend Schedule 1 as may be necessary. For the avoidance of doubt, Orasense Collaboration Intellectual Property does not include any Patents and/or Know-How Controlled by Elan or Isis, as the case may be.

        "Orasense Intellectual Property" shall mean Orasense Collaboration Intellectual Property and Orasense Post Collaboration Intellectual Property.

        "Orasense Post-Collaboration Intellectual Property" shall mean (a) Know-How Controlled by Orasense after the end of the Research Term, (b) Patents Controlled by Orasense claiming inventions made after the end of the Research Term, and/or (c) inventions and Patents issued thereon made by Isis on Orasense's behalf after a Failure to Fund. For the avoidance of doubt, Orasense Post-Collaboration Intellectual Property does not include any Patents and/or Know-How Controlled by Elan or Isis, as the case may be.

        "Original Research Plan" means the Research and Development Program under the Original Agreement.

        "Participant" means Isis or Elan, as the case may be, and "Participants" means both of the Participants together.

        "Party" means Elan, Isis, or Orasense, as the case may be, and "Parties" means all three together.

        "Patents" shall mean any and all patents and patent applications. Patents shall also include all extensions, continuations, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder.

        "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

        "Permitted Transferee" means any Affiliate or subsidiary of Elan, EIS or Isis, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan/EIS, an off-balance sheet special purpose entity created by Elan or EIS.

        "Product" shall mean any drug under development or developed by or on behalf of Orasense made or formulated using the Isis Delivery Technology, the Elan Intellectual Property and/or the Orasense Intellectual Property for administration to humans.

        "Registration Rights Agreements" means the Registration Rights Agreements dated April 20, 1999 relating to securities of Isis and Orasense, respectively.

        "Regulatory Application" shall mean a regulatory application or other application (including any supplements or amendments thereto) required to be filed or filed with a Regulatory Authority in a country in connection with the Commercialization of a pharmaceutical product in such country.

        "Regulatory Approval" means the final approval required to Commercialize a Product in each country of the Territory, and any other approval which is required to launch a product in the normal course of business.

        "Research Plan" shall mean the program of development, including a budget, attached hereto as Schedule 2 which is hereby agreed to by Elan and Isis as of the Effective Date, with respect to the research, development, and commercialization of the Oral Platform and the Development Candidate.

        "Research Term" shall mean the period commencing on [***] and continuing through [***], and any extension thereto by the mutual agreement of Isis and Elan.

        "Regulatory Authority" shall mean any regulatory authority outside the United States of America, the approval of which is necessary to market a Product.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shares" means the shares of Common Stock of Orasense.

        "Stockholder" means any of EIS, Isis, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and "Stockholders" means all of the Stockholders together.

        "Term" shall mean the term of this Agreement.

        "Territory" shall mean all of the countries of the world.

        "Third Party Oligonucleotide Drug" shall mean any Oligonucleotide Drugs Controlled solely by an Independent Third Party, other than an Isis Oligonucleotide Drug.

        "Third Party Product" shall mean Products based upon Third Party Oligonucleotide Drugs that are made, designed, or otherwise created by or on behalf of an Independent Third Party after the Effective Date using the Orasense Collaboration Intellectual Property and/or the Licensed Technologies. For avoidance of doubt, any Product based upon an Oligonucleotide Drug jointly developed by an Independent Third Party and Isis other than pursuant to the Research Plan shall be deemed to be an Isis Product; provided, however, that such Third Party Product does not incorporate or otherwise utilize Orasense Collaboration Intellectual Property or Elan Intellectual Property.

        "Transaction Documents" means this Agreement, the Elan License Agreement, the Isis License Agreement, the Registration Rights Agreements and associated documentation of even date herewith, by and between Isis, Elan, EIS and Orasense, as applicable.

        "United States Dollar" and "US$" and "$" means the lawful currency of the United States of America.

        1.2  In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

Definitions	Clause
"Buyout Option"	20.1
"Closing"	4.2
"Confidential Information"	22.1
"EIS Director"	7.2
"Elan Valuation"	20.2
"Indemnified Party"	10.6
"Isis Directors"	7.1
"Isis Valuation"	20.2
"Management Committee"	7.2.1
"Presiding Justice"	20.2
"Purchase Price"	20.2
"R&D Committee"	7.2.2
"Relevant Event"	21.2
"Research Funding"	9.3
"Transfer"	17.1

        1.3  Words importing the singular shall include the plural and vice versa.

        1.4  Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

        1.5  Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

        1.6  The headings in this Agreement are inserted for convenience only and do not affect its construction.

        1.7  Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

        1.8  Capitalized terms used but not defined herein shall have the meanings ascribed in the Transaction Documents, if defined therein.

CLAUSE 2

ORASENSE'S BUSINESS

        2.1  The primary objectives of Orasense is to carry on the business of the development, testing, registration, Commercialization and licensing of the Product and the Development Product in the Territory and to achieve the objectives set out in this Agreement and the License Agreements. The focus of the collaborative venture will be to develop the Oral Platform and Development Candidate using the Elan Intellectual Property, the Isis Intellectual Property and the Orasense Collaboration Intellectual Property to agreed-upon specifications and timelines and to Commercialize a Product and Development Product.

        2.2  Except as the Participants otherwise agree in writing and except as may be provided in this Agreement or the License Agreements, Isis and Orasense shall exercise their respective powers in relation to Orasense so as to ensure that the Business is carried on in a proper and prudent manner. Elan shall fully cooperate with Orasense and Isis in this regard through the end of the Research Term, and thereafter, at Elan's option and discretion.

        2.3  Each of Isis and Orasense shall use all commercially reasonable and proper means at its disposal and within its power to maintain, extend and improve the Business of Orasense, within the limits of this Agreement, and to further the reputation and interests of Orasense.

        2.4  The central management and control of Orasense shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the Orasense Memorandum of Association and Bye-Laws. The Participants shall use their best endeavors to ensure that to the extent required pursuant to the laws of Bermuda, and to ensure the sole residence of Orasense in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that Orasense is treated as resident for taxation purposes in Bermuda.

CLAUSE 3

REPRESENTATIONS AND WARRANTIES

        3.1    Representations and Warranties of Orasense:    Orasense hereby represents and warrants to each of the Stockholders as follows, as of the Original Effective Date:

          3.1.1    Organization:    Orasense is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted, to execute this Agreement, which has been duly authorized and is enforceable against Orasense in accordance with its terms, and to carry out the transactions contemplated hereby.

          3.1.3    Authorization:    The execution, delivery and performance by Orasense of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by Orasense and is the valid and binding obligation of Orasense, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Stockholders or others.

          3.1.4    No Conflicts:    The execution, delivery and performance by Orasense of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Orasense, will not:

            (i)    violate any provision of applicable law, statute, rule or regulation applicable to Orasense or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Orasense or any of its properties or assets;

            (ii)  conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Orasense is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on Orasense; or

            (iii)  result in the creation of, any Encumbrance upon any of the properties or assets of Orasense, except as contemplated by the Transaction Documents.

          3.1.5    Approvals:    As of the date hereof, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Orasense. Orasense has full authority to conduct its business as contemplated in the Research Plan and the Transaction Documents.

        3.2    Representations and Warranties of the Stockholders:    Each of the Stockholders hereby severally represents and warrants to Orasense as of the Original Effective Date, as follows:

          3.2.1    Organization:    Such Stockholder is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

          3.2.2    Authority:    Such Stockholder has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action of such Stockholder. This Agreement is the valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance.

          3.2.3    No Conflicts:    The execution, delivery and performance by such Stockholder of this Agreement, purchase of the Shares and compliance with the provisions hereof by such Stockholder will not:

              (i)  violate any provision of applicable law, statute, rule or regulation known by and applicable to such Stockholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Stockholder or any of its properties or assets;

            (ii)  conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Stockholder or any material contract to which such Stockholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Stockholder; or

            (iii)  result in the creation of, any Encumbrance upon any of the properties or assets of such Stockholder, except as contemplated by the Transaction Documents.

          3.2.4    Approvals:    As of the date hereof, no material permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Stockholder.

          3.2.5    Investment Representations:    Such Stockholder is capable of evaluating the merits and risks of its investment in Orasense. Such Stockholder has not been formed solely for the purpose of making this investment and such Stockholder is acquiring the Common Stock, if any, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Stockholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Stockholders' representations as expressed herein. Such Stockholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.

        3.3    Survival:    The representations and warranties in this Clause 3 shall survive for a period of two years from and after the date hereof.

CLAUSE 4

AUTHORIZATION AND CLOSING

        4.1  On the Original Effective Date, Orasense authorized the issuance to (i) EIS of 2,388 shares of Common Stock and (ii) Isis of 9,612 shares of Common Stock, issuable as provided in Clause 4.3 hereof

        4.2  On the Original Effective Date, Orasense issued and sold to EIS, and EIS purchased from Orasense, upon the terms and subject to the conditions set forth herein, 2,388 shares of Common Stock for an aggregate purchase price of $2,985,000. Orasense issued and sold to Isis, and Isis purchased from Orasense, upon the terms and conditions set forth herein, 9,612 shares of Common Stock for an aggregate purchase price of $12,015,000.

        4.3  [***] The parties agree that they will take all action reasonably necessary, including amending the Orasense Memorandum of Association and Bye-Laws to increase the number of shares reserved for issuance by Orasense, to ensure the issuance of the Stock contemplated by this Section 4.3.

        4.4  A closing shall take place in six month intervals (each, a "Closing") commencing [***] and will be held at the offices of Isis at 2292 Faraday Avenue, Carlsbad, California 92008 or such other place if any, as the Parties may agree.

        4.5  At each Closing,

          4.5.1    Orasense shall issue and sell to the Stockholders the applicable number of shares, calculated pursuant to Section 4.3 above.

          4.5.2  The Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Stock described above and any other certificates, resolutions or documents which the Parties shall reasonably require.

        4.6    Exemption from Registration:

        The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

          THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS ALSO SUBJECT TO THE RESTRICTIONS CONTAINED IN THAT CERTAIN AMENDED AND RESTATED SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT, DATED OCTOBER 14, 2002, BY AND AMONG ELAN CORPORATION, PLC, ELAN INTERNATIONAL SERVICES, INC., ISIS PHARMACEUTICALS, INC. AND ORASENSE LTD.

CLAUSE 5

DELETED

CLAUSE 6

NON-COMPETITION

        6.1  From the Original Effective Date and through [***], the Parties agree to be bound by the provisions of Clause 11 of the Elan License Agreement and the provisions of Clause 11 of the Isis License Agreement, which set forth the agreement between the parties thereto in relation to the non-competition obligations of Elan and Isis, respectively.

CLAUSE 7

DIRECTORS; MANAGEMENT AND R&D COMMITTEES

        7.1.    Directors:

        The Board of Directors of Orasense shall be composed of four Directors. Prior to an Elan Minority Interest, Isis shall have the right to nominate three directors of Orasense ("Isis Directors") and EIS shall have the right to nominate one Director of Orasense ("EIS Director"); provided that one such director is a resident of Bermuda. Isis may appoint one of the Isis Directors to be the chairman of Orasense. Each Participant agrees to vote its shares of Common Stock in favor of the election of the nominees of the other Participant to the Board of Directors.

          7.1.1  If the chairman is unable to attend any meeting of the Board, the Isis Directors shall be entitled to appoint another Director to act as chairman in his place at the meeting.

          7.1.2  If EIS removes the EIS Director, or Isis removes any of the Isis Directors, EIS or Isis, as the case may be, shall indemnify the other Stockholder against any claim by such removed Director arising from such removal.

          7.1.3  Prior to an Elan Minority Interest, the Directors shall meet not less than three times in each Financial Year and all Directors' meetings shall be held in Bermuda to the extent required pursuant to the laws of Bermuda or to ensure the sole residence of Orasense in Bermuda.

          7.1.4  Prior to an Elan Minority Interest, at any such meeting, the presence of the EIS Director and one of the Isis Directors shall be required to constitute a quorum and after an Elan Minority Interest, a majority of the then acting directors will be required to constitute a quarum. Subject to Clause 18 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the Isis Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

          7.1.5  In the event of an Elan Minority Interest, each of Isis, and EIS shall cause the board of Directors of Orasense to be reconfigured so that all of the Directors are designated by Isis and EIS will lose its right to nominate any Directors of Orasense.

          7.1.6  In case of an equality of votes at a meeting of the board of Directors of Orasense, the chairman of Orasense shall not be entitled to a second or casting vote. In the event of continued deadlock, the board of Directors shall resolve the deadlock pursuant to the provisions set forth in Clause 19.

        7.2    Management and R&D Committees:

          7.2.1  On or about the Original Effective Date, the Directors appointed a management committee (the "Management Committee") to perform certain operational functions, such delegation to be consistent with the Directors' right to delegate powers pursuant to the Orasense Memorandum of Association of Bye-Laws. As of the Effective Date, the Management Committee consists of four members, two of whom will be nominated by EIS and two of whom will be nominated by Isis, and each of whom shall be entitled to one vote. In the event of a Failure to Fund at any time after the end of the Research Term, EIS will lose its right to nominate members of the Management Committee and Isis will be able to nominate all the members of the Management Committee, and each member will be entitled to one vote. The affirmative vote of at least 3 members of the Management Committee will constitute an action of the Management Committee.

          7.2.2  On or about the Original Effective Date, the Management Committee appointed a research and development committee (the "R&D Committee") which is comprised of four members, two of whom were nominated by Elan and two of whom were nominated by Isis, and each of whom have one vote. In the event of a Failure to Fund at any time after the end of the Research Term, EIS will lose its right to nominate members of R&D Committee and Isis will be able to nominate all the members of the R&D Committee, and each member will be entitled to one vote. The affirmative vote of at least 3 members of the R&D Committee will constitute an action of the R&D Committee.

          7.2.3  The Management Committee's responsibilities include, inter alia, devising, implementing and reviewing strategy for the business and operations of Orasense, and in particular, devising Orasense's strategy for research and development and to monitor and supervise the implementation of Orasense's strategy for research and development.

          7.2.4  The R&D Committee is responsible for:

            7.2.4.1  establishing a joint Project team consisting of an equal number of team members from Elan and Isis, including one Project leader from each of Elan and Isis, except after an Elan Minority Interest the joint project team will consist of all Isis team members; and

            7.2.4.2  implementing such portion of the Research Plan that relates to the Project, as approved by the Management Committee.

          7.2.5  In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee. If the Management Committee cannot resolve the matter, the dispute will be referred to the President of Elan and the Chief Executive Officer of Isis pursuant to Clause 19 hereof.

          7.2.6  On not more than [***] times in each Financial Year, Elan and Isis shall permit Orasense or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or Isis and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the Research Plan and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or Isis's records, as the case may be, shall be at the expense of Orasense, except that if such inspection reveals an overpayment in the amount paid to Elan or Isis, as the case may be, for the Research Plan hereunder in any Financial Year of [***] or more of the amount due to Elan or Isis, as the case may be, then the expense of such inspection shall be borne solely by Elan or Isis, as the case may be, instead of by Orasense. Any surplus over the sum properly payable by Orasense to Elan or Isis, as the case may be, shall be paid promptly by Elan or Isis, as the case may be, to Orasense. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or Isis, as the case may be, by Orasense, Orasense shall pay the deficit to Elan or Isis, as the case may be.

CLAUSE 8

THE RESEARCH PLAN AND REVIEWS

        8.1  The Directors have met and agreed upon the Research Plan, including the applicable budget. Except for material modifications to the Research Plan, no additional approval is needed from the Directors to carry out the Research Plan.

        8.2  The Participants agree that the Management Committee shall submit to the Directors on February 15th, May 15th, August 15th, and November 15th or as soon as reasonably practicable thereafter in each Financial Year a report on the performance of the Business and research and development activities of Orasense, and the Directors shall hold such meeting as may be necessary to review the performance of Orasense against the Research Plan for the relevant year.

CLAUSE 9

RESEARCH AND DEVELOPMENT WORK; FUNDING

        9.1  Orasense will diligently pursue the research, development and Commercialization of the Elan Intellectual Property, Isis Intellectual Property and Orasense Intellectual Property. During the Research Term, such work shall be agreed to and conducted by Elan and/or Isis under contract with Orasense as provided in the Research Plan. At the end of the Research Term, Isis and Elan may decide by mutual written agreement to extend the Research Term and adopt a corresponding Research Plan.

        9.2  During the Research Term, Elan and Isis shall provide reasonable research and development services as may be reasonably required by Orasense in accordance with the provisions in the License Agreements. Orasense shall pay Isis and Elan for any research and development work carried out by each of Isis and Elan on behalf of Orasense at the end of each month, and any extension thereto, subject to the proper vouching of research and development work and expenses. An invoice shall be issued to Orasense by Isis or Elan, as applicable, by the 15th day of the month following the month in which work was performed. The payments by Orasense to Isis or Elan, as the case may be, shall be at the rates prescribed in the respective License Agreement. Research and development activities that are outsourced to third party providers shall be charged to Orasense at fully burdened actual costs.

        9.3  Isis and EIS agree to fund the Research Plan through the end of the Research Term pursuant to the budget attached to the Research Plan (the "Research Funding") by contributing cash to Orasense, such funding to be provided on a pro rata basis in accordance with their respective ownership interests in Orasense; [***]

        9.4  The Research Funding will be provided by EIS and Isis at such times as shall be necessary under the Research Plan, as shall be reasonably determined in good faith by the decision of the Directors.

        9.5  At the end of the Research Term, EIS will have [***] days to notify Orasense in writing whether EIS wishes to continue funding the Research Plan. If EIS fails to notify Orasense in writing within such [***]-day period of its decision to continue funding, then, notwithstanding anything contained herein to the contrary, EIS will no longer be obligated to fund the Research Plan nor shall Elan be obligated to provide employees, services or other assistance to Orasense and a "Failure to Fund" will be deemed to have occurred. In the event of a Failure to Fund, Isis may continue funding the Research Plan and will receive Shares as provided in Section 4 of this Agreement.

        9.6  Reference is made to Sections 2.4, 7.2.1, 7.2.2, 10.3, 16.1 and 18.2 of this Agreement and Section 12.5 of the Isis License Agreement with respect to certain rights that will terminate after a Failure to Fund.

CLAUSE 10

INTELLECTUAL PROPERTY RIGHTS

        10.1 Title and all other ownership rights, including patent rights, relating to the Orasense Intellectual Property shall belong to Orasense. Title and all other ownership rights, including patent rights, relating to the Isis Intellectual Property shall belong to Isis. Title and all other ownership rights, including patent rights, relating to the Elan Intellectual Property shall belong to Elan. Otherwise, title and all other ownership rights will belong to the Party inventing an invention.

        10.2 Prior to a Failure to Fund, the Participants shall discuss in good faith all material issues relating to filing, prosecution and maintenance of Patents within the Orasense Intellectual Property insofar as such Patents are of relevance to the Field and any patentable inventions discovered by Elan, Isis or Orasense that relate to the Field and any patentable improvements thereto. Subject to mutual agreement to the contrary by Isis and Elan the following provisions shall apply:

          10.2.1  Orasense, shall (i) file and prosecute patent applications on patentable inventions and discoveries within the Orasense Collaboration Intellectual Property; (ii) defend all such applications against third party oppositions; and (iii) maintain in force any issued letters patent within the Orasense Intellectual Property (including any patents that issue on patentable inventions and discoveries within the Orasense Intellectual Property). Orasense shall control such filing, prosecution, defense and maintenance.

          10.2.2  Orasense, Elan and Isis shall promptly inform each other in writing of any alleged infringement of any Patents within the Elan Intellectual Property, the Isis Intellectual Property or the Orasense Collaboration Intellectual Property or any alleged misappropriation of trade secrets within the Elan Intellectual Property, the Isis Intellectual Property or the Orasense Collaboration Intellectual Property by a third party of which it becomes aware and provide the Participants and Orasense with any available evidence of such infringement or misappropriation insofar as such infringements or misappropriation relate solely to the Field.

        10.3 Orasense shall have the first right but not the obligation to bring suit or otherwise take action against any alleged infringement of the Orasense Intellectual Property or alleged misappropriation of the Orasense Intellectual Property. If any such alleged infringement or misappropriation occurs that gives rise to a cause of action both inside and outside the Field, Orasense, in consultation with the Participants, shall determine the cause of action to be taken. In the event that Orasense takes such action, Orasense shall do so at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Orasense. Orasense shall keep Elan and Isis informed of any action in a timely manner so as to enable Isis and Elan to provide input in any such action and Orasense shall reasonably take into consideration any such input. At Orasense's request, the Participants shall cooperate with any such action at Orasense's cost and expense.

        10.4 In the event that Orasense does not bring suit or otherwise take action against all infringement of the Orasense Intellectual Property or misappropriation of the Orasense Intellectual Property, then (i) if only one Participant determines to pursue such suit or take such action at its own cost and expense, it shall be entitled to all damages and monetary award recovered in or with respect to such action and (ii) if the Participants pursue such suit or action outside of Orasense, they shall negotiate in good faith an appropriate allocation of costs, expenses and recovery amounts.

        10.5 In the event that a claim is, or proceedings are, brought against Orasense by a third party alleging that the sale, distribution or use of a Product in the Territory or use of the Orasense Intellectual Property or the Isis Intellectual Property, as the case may be, infringes the intellectual property rights of such party, Orasense shall promptly advise the other Participants of such threat or suit.

        10.6 Orasense and Isis and any of their respective sublicensees shall indemnify, defend and hold harmless Elan and its Affiliates, and each of Elan's and its Affiliates' respective employees, agents, partners, officers and directors (each an "Indemnified Party") against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to in Clause 10.4 above, provided that Elan shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Orasense, not to be unreasonably withheld or delayed. At its option, Elan or Isis, as the case may be, may elect to take over the conduct of such proceedings from Orasense provided that Orasense's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or Isis, as the case may be and such Participant shall not compromise or settle any such claim or proceeding without the prior written consent of Orasense, such consent not to be unreasonably withheld or delayed.

        10.7 Orasense shall not encumber any of its rights under the Licenses (except as permitted therein and in Section 12.2 hereof) or the Orasense Intellectual Property without the prior written consent of Elan and Isis; provided that after a Failure to Fund, Elan's consent rights with respect to the Isis License and Orasense Post-Collaboration Property will no longer be required. Orasense shall not be permitted to assign or sublicense any of its rights under the Licenses (except as expressly provided under the Elan License Agreement and Isis License Agreement) or the Orasense Intellectual Property without the prior written consent of Elan and Isis, respectively, which may be withheld in Elan's or Isis' sole discretion, as the case may be; provided that after a Failure to Fund, Elan's consent rights with respect to the Isis License or Orasense Post-Collaboration Intellectual Property will no longer be required.

CLAUSE 11

UNBLOCKING LICENSES

        11.1 Isis and its Affiliates shall secure the right to sublicense to Elan any Isis Blocking Invention made by Isis, Orasense or any of their respective Affiliates and/or sublicensees or any Independent Third Party under contract with Isis, Orasense or any of their respective Affiliates and/or sublicensees. Isis hereby grants to Elan a royalty free, world-wide, irrevocable, [***] license, including the right to grant sublicenses, to research, develop, make and have made, offer for sale, sell, import and export products incorporating the Isis Blocking [***] to practice the Elan Intellectual Property and/or Orasense Intellectual Property to the extent same could not otherwise be practiced without first obtaining a license to such Isis Blocking Invention.

        11.2 Orasense and its Affiliates shall secure the right to sublicense to Elan any Orasense Blocking Invention made by Isis, Orasense or any of their respective Affiliates and/or sublicensees or any Independent Third Party under contract with Isis, Orasense or any of their respective Affiliates and/or sublicensees. Isis hereby grants to Elan a royalty free, world-wide, irrevocable, [***] license, including the right to grant sublicenses, to research, develop, make and have made, offer for sale, sell, import and export products incorporating the Isis Blocking Inventions [***] to practice the Elan Intellectual Property and/or Orasense Intellectual Property to the extent same could not otherwise be practiced without first obtaining a license to such Isis Blocking Invention.

        11.3 Orasense and Isis and each of their respective Affiliates will [***] efforts to exclude or, where applicable, minimize royalty or other compensation obligations in respect of any Isis Blocking Invention and/or Orasense Blocking Invention, as the case may be. Elan will be responsible for the payment of such royalty or other compensation obligations triggered by Elan's practice and use of the Isis Blocking Invention and/or Orasense Isis Blocking Invention, as the case may be, solely to the extent a royalty or other compensation obligation to Independent Third Parties are payable with respect to Elan's use of an Isis Blocking Invention and/or Orasense Blocking Invention, as the case may be; provided, however, that any royalty or other compensation obligations payable by Elan to such Independent Third Parties under such license shall be substantially similar to the royalty obligations or other compensation obligations payable by Isis and/or Orasense in connection with any license to an invention or discovery and Patents that may issue thereon that would prevent Isis and or Orasense from practicing the Elan Intellectual Property and/or the Orasense Collaboration Intellectual Property licensed to such Independent Third Party, but for such license.

CLAUSE 12

COMMERCIALIZATION

        12.1 The Participants shall, during the Research Term, assist Orasense in diligently pursuing the research, development, prosecution and commercialization of Products in accordance with the Research Plan.

        12.2 During and following the Research Term, Isis as an agent for Orasense, may negotiate and execute with Independent Third parties regarding a license and collaboration agreement for developing and Commercializing the Development Candidate. By executing this Agreement, Elan, and its nominees on the Board and its nominees on the Management Committee authorize Isis and Orasense to conduct such negotiation and to execute any agreement that may arise therefrom.

        12.3 In the event an Independent Third Party shall propose to Orasense the development of Third Party Products, the Management Committee, by unanimous decision, shall determine whether or not to develop any such Third Party Product. Orasense shall be responsible for negotiating with any

Independent Third Parties commercially reasonable terms (e.g., royalties, milestones, development fees, manufacturing rights) for developing and licensing Third Party Products.

CLAUSE 13

MANUFACTURING

        13.1 Isis will notify Elan in writing of Isis' good faith intention to manufacture or have manufactured an Oligonucleotide Drug incorporating any Elan Intellectual Property. Elan will have [***] from the receipt of such notice to notify Isis in writing whether or not Elan wishes to negotiate with Isis regarding the manufacture of the Oligonucleotide Drug. If Elan fails to respond to Isis' notice within the [***] or if Elan declines in writing to exercise its right of first negotiation, then, Isis will be free to manufacture and supply (either on its own or with a third party) the Oligonucleotide Drug. If Elan wishes to manufacture the Oligonucleotide Drug incorporating any Elan Intellectual Property, the parties will negotiate in good faith the terms of a manufacturing agreement. If despite good faith negotiations, Elan and Isis do not reach agreement within [***] from Elan's exercise of its right of first negotiation, then Isis will be free to manufacture and supply (either on its own or with a third party) the Oligonucleotide Drug.

CLAUSE 14

TECHNICAL SERVICES AND ASSISTANCE

        14.1 Whenever commercially and technically feasible, Orasense shall contract with Isis or Elan, as the case may be, to perform such other services as Orasense may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and Isis.

        14.2 The Parties agree that each Party shall effect and maintain comprehensive general liability insurance under industry standard insurance policies in respect of all clinical trials and other activities performed by them on behalf of Orasense.

        14.3 If Elan or Isis so requires, Isis or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the Isis Intellectual Property, as the case may be, as necessary to further the Research Plan.

        14.4 The employees received by Elan or Isis, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 22 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.

CLAUSE 15

AUDITORS, BANKERS, REGISTERED OFFICE,
ACCOUNTING REFERENCE DATE; SECRETARY; COUNSEL

        Unless otherwise agreed by the Stockholders and save as may be provided to the contrary herein:

        15.1 the auditors of Orasense shall be Ernst & Young;

        15.2 the bankers of Orasense shall be Bank of Bermuda or such other bank as may be agreed by the Directors from time to time;

        15.3 the accounting reference date of Orasense shall be December 31st in each Financial Year; and

        15.4 the secretary of Orasense shall be Diana Martin or such other Person as may be appointed by the Directors from time to time.

CLAUSE 16

REGULATORY

        16.1 Orasense shall keep the other Parties promptly and fully advised of Orasense's regulatory activities, progress and procedures; provided, however, that Elan's rights hereunder will terminate after a Failure to Fund, except as is otherwise set forth under the Elan License Agreement. Orasense shall inform the other Parties of any dealings it shall have with a Regulatory Authority, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required regulatory approval of the Regulatory Authority to market the Products.

        16.2 Orasense shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory in accordance with the Research Plan.

        16.3 Any and all Regulatory Approvals obtained hereunder for any Product shall remain the property of Orasense, provided that Orasense shall allow Elan and Isis access thereto to enable Elan and Isis to fulfill their respective obligations and exercise their respective rights under this Agreement. Orasense shall maintain such Regulatory Approvals at its own cost.

        16.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the Regulatory Authorities insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement. Therefore, except for liabilities resulting from failure to use reasonable efforts, none of Elan, EIS or Isis shall have any liability to Orasense solely as a result of any failure of a Product to achieve the approval of any Regulatory Authority.

CLAUSE 17

TRANSFERS OF SHARES

        17.1    General:

        No Stockholder shall, directly or indirectly, sell or otherwise transfer (each, a "Transfer") any Shares held by it except in accordance with this Agreement. Orasense shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Orasense any Shares from any Stockholder to any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

CLAUSE 18

MATTERS REQUIRING PARTICIPANTS' APPROVAL

        18.1 In consideration of Isis and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Orasense shall not without the prior approval of the EIS Director and at least two of the Isis Directors:

          18.1.1.  issue any unissued Shares or create or issue any new shares, except as expressly permitted by the Orasense Bylaws and as contemplated under this Agreement;

          18.1.2.  alter any rights attaching to any class of share in the capital of Orasense or alter the Orasense Memorandum of Association and Bye-Laws;

          18.1.3.  consolidate, sub-divide or convert any of Orasense's share capital or in any way alter the rights attaching thereto;

          18.1.4.  dispose of Orasense or of any shares in Orasense;

          18.1.5.  do or permit or suffer to be done any act or thing whereby Orasense may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

          18.1.6.  enter into any material contract or transaction except in the ordinary and proper course of the Business on arm's length terms, or as contemplated by the Research Plan;

          18.1.7.  alter the number of Directors;

          18.1.8.  change the domicile of Orasense from Bermuda;

          18.1.9.  register any stock of Orasense with any governmental authority for public trading in any securities market;

          18.1.10.  pay dividends or distributions in respect of, or redeem or repurchase, the equity of Orasense; or

          18.1.11.  adopt or register or use any trade name, trademark or service mark on behalf of Orasense.

        18.2 In the event of a Failure to Fund, items 18.1.4, 18.1.6, 18.1.9 and 18.1.10 will be of no further force and effect. In the event of an Elan Minority Interest, all of the rights under Section 18.1 will be of no further force or effect.

CLAUSE 19

DISPUTES

        19.1 Should any dispute or difference arise between Elan and Isis, or between Elan or Isis and Orasense, during the period that this Agreement is in force, other than a dispute or difference relating to (i) the interpretation of any provision of this Agreement, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to the Chief Executive Officer of Isis and the President of Elan.

        19.2 In any event of a notice being served in accordance with Clause 19.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the Chief Executive Officer of Isis and the President of Elan a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the Chief Executive Officer of Isis and the President of Elan who shall endeavor to resolve the dispute. If the chief executive officers of the Participants agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Orasense to procure that the agreed terms are fully and promptly carried into effect.

CLAUSE 20

BUYOUT

        20.1 After Elan's ownership interest in Orasense fall's below [***] Isis shall have the right to purchase the shares of Orasense Common Stock held by Elan (the "Buyout Option"), or its Affiliates for the stock's then fair market value, as determined by senior officers of Elan and Isis. Isis will notify Elan in writing of its decision to purchase such shares.

        20.2 In the event that the Participants do not agree upon a purchase price for the Shares within [***] Business Days following the receipt by Isis of written notice from Elan pursuant to Clause 20.1 above, the Participants shall jointly select a nationally recognized investment banking firm as arbitrator to make such determination. In the event the Participants do not agree upon the selection of such investment banking firm, Elan may contact the presiding justice of the Supreme Court of the State of New York sitting in the City, County, and State of New York (the "Presiding Justice") and request that an independent US-based nationally recognized investment banking firm which is knowledgeable of the pharmaceutical/biotechnology industry be appointed within 10 Business Days. The Presiding Justice shall endeavor to select an investment banking firm as arbitrator which is technically knowledgeable in the pharmaceutical/biotechnology industry (and which directly and through its Affiliates, has no business relationship with, or shareholding in, either of the Participants). Promptly upon being notified of the arbitrator's appointment, the Participants shall submit to the arbitrator details of their assessment [***] together with such information as they think necessary to validate their assessment. The arbitrator shall notify Isis of the [***] and shall notify Elan of [***] The Participants shall then be entitled to make further submissions to the arbitrator within five Business Days explaining why the proposed valuations, as the case may be, are unjustified. The arbitrator shall thereafter meet with Isis and Elan and shall thereafter choose either [***] on the basis of [***] The arbitrator shall use its best efforts to determine the [***] within 30 Business Days of his appointment. The Participants shall bear the costs of the arbitrator equally provided that the arbitrator may, in its discretion, allocate all or a portion of such costs to one Party. Any decision of the arbitrator shall be final and binding.

        20.3 Isis shall purchase the Shares beneficially owned by Elan by delivery of the Purchase Price in cash no later than the 15th Business Day following determination of the Purchase Price by the arbitrator.

        20.4 The Shares so transferred shall be sold by Elan with effect from the date of such transfer free from any lien, charge or encumbrance, but with all rights and restrictions attaching thereto.

        20.7 If Isis exercises the Buyout Option, the provisions of Clauses 1, 3, 10.1, 10.3, 10.4, 10.5, 10.6, 11, 19, 20.7, 21, 22, 23 and 24 shall survive the termination of this Agreement under this Clause 20.7; all other terms and provisions of this Agreement shall cease to have effect and be null and void.

CLAUSE 21

TERMINATION

        21.1 This Agreement shall govern the operation and existence of Orasense until (i) terminated by written agreement of all Parties hereto or (ii) otherwise terminated in accordance with this Clause 21.

        21.2 For the purpose of this Clause 21, a "Relevant Event" is committed or suffered by a Participant if:

          21.2.1  it commits a material breach of its obligations under this Agreement or the applicable License, which breach remains uncured [***] after written notice thereof; provided, however, that (x) if the breaching Participant has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the [***], such period shall be extended by such period as is reasonably necessary to permit the breach to be rectified and (y) if a default involves a good faith dispute regarding the amount of any required payment, provided any undisputed amount is paid, such default shall be stayed and the remainder may be withheld for a reasonable period during which a good faith resolution of the amount owed is being pursued;

          21.2.2  a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days;

          21.2.3  it is unable to pay its debts in the normal course of business;

          21.2.4  it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld);

          21.2.5  the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland;

          21.2.6  an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

        21.3 If either Participant commits a Relevant Event, the other Stockholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

        21.4 In the event of a termination of the Elan License Agreement and/or the Isis License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated and if so, which provisions should survive termination.

        21.5 The provisions of Clauses 1, 3, 10.1, 10.3, 10.4, 10.5, 10.6, 11, 19, 20.7, 21, 22, 23 and 24 shall survive the termination of this Agreement under Clause 21.3 or by mutual consent pursuant to Clause 21.1 in accordance with their terms; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement under Clause 21.3 or by mutual consent pursuant to Clause 21.1.

CLAUSE 22

CONFIDENTIALITY

        22.1 The Parties acknowledge that it may be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, Patents, inventions, works of authorship, trade secrets, specifications, designs, data, Know-How and other information relating to the Field, the Products, Elan Intellectual Property, Isis Intellectual Property and Orasense Intellectual Property, as the case may be, processes, services and business of the disclosing Party. The foregoing shall be referred to collectively as "Confidential Information". Any Confidential Information revealed by a Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and the Development Agreement and for no other purpose.

        22.2 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving

Confidential Information. Each Party agrees that it will exercise the same degree of care, but in no event less than a reasonable degree and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own proprietary and confidential information. Each Party agrees that it will, upon request of a Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by, such Party.

        22.3 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sub-license or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality agreement, such Party shall inform the recipient of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information.

        22.4 Any breach of this Clause 22 by any of the Persons informed by one of the Parties is considered a breach by the Party itself.

        22.5 Confidential Information shall not be deemed to include:

          22.5.1  information that is generally available to the public;

          22.5.2  information which is made public by the disclosing Party;

          22.5.3  information which is independently developed by a Party as evidenced by such Party's written records, without the aid, application or use of the disclosing Party's Confidential Information;

          22.5.4  information that is published or otherwise becomes part of the public domain without any disclosure by a Party, or on the part of a Party's directors, officers, agents, representatives or employees;

          22.5.6  information that becomes available to a Party on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source did not acquire this information on a confidential basis;

          22.5.7  information that becomes available to a Party on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source did not acquire this information on a confidential basis;

          22.5.8  information which the receiving Party is required to disclose pursuant to;

            22.5.8.1  a valid order of a court or other governmental body or any political subdivision thereof or otherwise required by law; or

            22.5.8.2  any other requirement of law;

provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required;

          22.5.9  information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its written records, provided such information was not previously provided to the receiving Party from a source which was under an obligation to keep such information confidential; and

          22.5.10  information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

        22.6 The provisions relating to confidentiality in this Clause 22 shall remain in effect during the term of this Agreement, and for a period of seven (7) years following the expiration or ea4lrier termination of this Agreement but shall not apply to any information which a Party is required to file or otherwise disclose in accordance with requirements which are legally binding on it.

        22.7 The Parties agree that the obligations of this Clause 22 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 22, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

        22.8 Each of the Parties shall be entitled to provide a copy of this Agreement (and any subsequent amendments hereto) and the License Agreements to a potential third party purchaser in connection with the sale of such Party's business or assets, including without limitation, in the case of Elan, the sale of the Elan Intellectual Property; provided that the relevant third party purchaser or assignee has entered into a confidentiality agreement on terms no less protective than the terms of this Clause 22.

CLAUSE 23

COSTS

        23.1 Each Stockholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the other Transaction Documents.

        23.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Orasense, shall be borne by Orasense.

CLAUSE 24

GENERAL

        24.1    Good Faith:

        Each of the Parties hereto undertakes with the others to do all things reasonably within its power that are necessary or desirable to give effect to the spirit and intent of this Agreement.

        24.2    Further Assurance:

        At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

        24.3    Reliance on Representation and Warranties:

        Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

        24.4    Force Majeure:

        Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

        24.5    Relationship of the Parties:

        Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and Isis as partners, or Elan/EIS as an employee or agent of Isis, or Isis as an employee or agent of Elan/EIS.

        No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third Party.

        24.6    Counterparts:

        This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

        24.7    Notices:

        Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

If to Orasense at:	Orasense Ltd. c/o Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad, California 92008
	Attention:	Ms. Lynne Parshall
	Telephone:	(760) 603-2460
	Telefax:	(760) 931-9639
If to Isis to:	Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad, California 92008
	Attention:	Ms Lynne Parshall
	Telephone:	(760) 603-2460
	Telefax:	(760) 931-9639
with a copy to:	Isis Pharmaceuticals, Inc. 2292 Faraday Avenue Carlsbad, CA 92008
	Attention:	Grantland E. Bryce
	Telephone:	760-603-2707
	Fax:	760-268-4922

If to Elan at:	Elan Corporation, plc C/o Elan International Services, Ltd. 102 St. James Court Flatts, Smiths FL04 Bermuda
	Attention:	Secretary
	Telephone:	441 292 9169
	Fax:	441 292 2224

        with a copy to each of Isis, EIS and their respective counsel at the addresses indicated above;

        or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

        Any notice sent by mail shall be deemed to have been delivered within three Business Days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt by telephone. Notices of change of address shall be effective upon receipt.

        24.8    Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict or law provision or rule.

        24.9    Arbitration

        (a)  Any dispute under this Agreement or the other Transaction Documents which is not settled by mutual consent (whether pursuant to the provisions in Clause 19 hereof or otherwise) shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. Such arbitrator shall be reasonably satisfactory to each of the Parties; provided, that if the Parties are unable to agree upon the identity of such arbitrator within 15 days of demand by either Party, then either Party shall have the right to petition the Presiding Justice to appoint an arbitrator.

        The arbitration shall be held in New York, New York and the arbitrator shall be an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs).

        (b)  The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided the arbitrator shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute.

        Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

        The costs of the arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees incurred in connection with the arbitration.

        (c)  In rendering judgment, the arbitrator shall be instructed by the Parties that he shall be permitted to select solely from between the proposals for resolution of the relevant issue presented by each Party, and not any other proposal.

        A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion.

        (d)  Any arbitration under the Transaction Documents shall be completed within one year from the filing of notice of a request for such arbitration.

        The arbitration proceedings and the decision shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless otherwise permitted by the other Party.

        (e)  The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrators. Application may be made to any court having jurisdiction over the Party (or its assets) against whom the decision is rendered for a judicial recognition of the decision and an order of enforcement.

        24.10    Severability:

        If any provision in this Agreement is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such ea4lrier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

        24.11    Amendments:

        No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

        24.12    Waiver:

        No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

        24.13    Assignment:

        None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

          24.13.1  Elan, EIS and/or Isis shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

          24.13.2  Elan and EIS shall have the right to assign their rights and obligations hereunder to an off-balance sheet special purpose entity established by Elan or EIS.

          24.13.3  Elan, EIS and/or Isis shall have the right to assign or otherwise transfer their rights and obligations hereunder in connection with a sale of all or substantially all of the business of such Party to which the transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise; provided however, that Elan or EIS may not assign or otherwise transfer (including by merger, sale of stock or sale of assets) its rights to fund Orasense or extend the Research Term.

        24.14    Whole Agreement/No Effect on Other Agreements:

        This Agreement (including the Schedules attached hereto) and the other Transaction Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the other Transaction Documents.

        In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Orasense Memorandum of Association and Bye-Laws, the terms of this Agreement shall prevail.

        No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of the License Agreements shall prevail.

        24.16    Successors:    This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day first set forth above.

SIGNED
		BY:	/s/ KEVIN INSLEY
for and on behalf of ELAN CORPORATION, PLC
in the presence of:	/s/ DEBBIE BURYJ
SIGNED
		BY:	/s/ DEBBIE BURYJ
for and on behalf of ELAN INTERNATIONAL SERVICES, LTD.
in the presence of:	/s/ KEVIN INSLEY
SIGNED
		BY:	/s/ B. LYNNE PARSHALL
for and on behalf of ISIS PHARMACEUTICALS, INC.
in the presence of:	/s/ GRANTLAND E. BRYCE
SIGNED
		BY:	/s/ E.C.J
for and on behalf of ORASENSE LTD.
in the presence of:	/s/ ILLEGIBLE

SCHEDULE 1

ORASENSE COLLABORATION INTELLECTUAL PROPERTY

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SCHEDULE 2

RESEARCH PLAN(1)

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(1)
Promptly following the Effective Date, the Management Committee shall clarify the Research Plan as necessary to further detail the objectives of Orasense through the end of the Research Term.

Table 1. 2002 Oral Clinical Studies

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BUDGET

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ORASENSE BUDGET ASSUMPTIONS

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AMENDED AND RESTATED SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT ELAN CORPORATION, PLC ELAN INTERNATIONAL SERVICES, LTD. ISIS PHARMACEUTICALS, INC. AND ORASENSE LTD. October 24, 2002